UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Warrant

On July 19, 2013, Grandparents.com, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”) pursuant to which the Company sold, in a private transaction, 1,000,000 shares of its common stock (the “Shares”) and a warrant (the “Warrant”) to purchase 250,000 shares of the Company’s common stock for gross proceeds to the Company of $250,000. The Warrant is exercisable for a period of five years at an exercise price of $0.25 per share, subject to customary adjustments. The Investor is also entitled to certain “piggyback registration” rights with respect to the Shares and shares issuable upon exercise of the Warrant.

Third Amended and Restated Promissory Note

On July 18, 2013, and effective as of July 1, 2013, the Company entered into a Third Amended and Restated Promissory Note in favor of Mel Harris (the “Third Note”), which amends and restates the Second Amended and Restated Promissory note issued by the Company to Mr. Harris on April 2, 2013 (the “Second Note”) in connection with a loan by Mr. Harris to the Company in the original principal amount of $200,000 (the “Loan”). The Third Note extends the maturity date of the Loan to September 1, 2013. The other material terms and conditions of the Third Note are substantially the same as the Second Note.

The foregoing descriptions of the terms of the Purchase Agreement, Warrant and Third Note do not purport to be complete and such descriptions are qualified in their entireties by reference to the copies of such agreements to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman & Co-Chief Executive Officer